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Exhibit 23.1

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The 2003 Incentive Award Plan of Cogent Communications Group, Inc. of our report dated March 2, 2004, except for the second paragraph under "Management's Plans and Business Risk" in Note 1 and Note 15, as to which the date is March 30, 2004, with respect to the consolidated financial statements and schedules of Cogent Communications Group, Inc, and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

McLean, Virginia
June 4, 2004

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Consent of Independent Auditors